Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of January 1, 2009 (the “Effective Date”), by and between TROPICANA ENTERTAINMENT HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and SCOTT C. BUTERA (“Executive”) to provide the terms and conditions for Executive’s employment with the Company and its subsidiaries from time to time (together, the “Group”).

The Company and Executive have agreed that Executive will be employed by the Company and will serve as the Company’s President and Chief Executive Officer, upon the terms and conditions set forth herein.

Accordingly, and in consideration of the mutual obligations set forth in this Agreement, which Executive and the Company agree are sufficient, Executive and the Company agree as follows:

1.                                      Term of Employment.

The term of this Agreement (the “Term of Employment”) shall commence as of the Effective Date and, subject to the termination provisions of paragraph 4 hereof, continue until the second anniversary of the Effective Date; provided that commencing on the second anniversary of the Effective Date and each anniversary thereof, the Term of Employment shall automatically be extended by 12 months unless either the Company or Executive provides notice to the other party no less than 30 days before the end of the Term of Employment of its or his intention not to extend the Term of Employment.

2.                                      Position and Responsibilities.

During the Term of Employment, Executive shall be employed as the Company’s President and Chief Executive Officer, with the general executive powers and authority that accompany those positions.  Executive shall report directly and exclusively to the Board of Managers of the Company (the “Board”) and shall have the duties and responsibilities that are typically performed by the president and chief executive officer of a substantially similar enterprise, as well as any other duties consistent with his positions that are assigned to Executive by the Board.  Executive agrees to comply with such lawful policies of the Company as may be adopted from time to time.  Although Executive may be reasonably required to travel from time to time for business reasons, his principal place of employment shall be the Company’s principal corporate offices in Las Vegas, Nevada or wherever the Company and Executive agree.  Executive shall devote all of his full business time and his best efforts, skill, and attention to the Group’s business and affairs and to promoting the Group’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (a) serving on the boards of directors or managers of other companies, corporations, and/or charitable organizations (subject to the approval of the Board, such approval not to be unreasonably withheld), (b) engaging in charitable activities and community affairs, and (c) managing his personal investments and affairs, provided that any such activities do not interfere in more than a de minimis manner with the proper performance of his duties and responsibilities hereunder and such activities comply with the limitations set forth in paragraph 5.a hereof.

3.                                      Compensation.

For all of his services during the Term of Employment, Executive shall receive the following compensation:

a.                                       Base Salary.  Executive’s annual base salary shall be $1,100,000 (as may be increased from time to time, the “Base Salary”).  The Board will review the Base Salary at least annually and may increase it at any time for any reason, in its sole discretion; however, it shall have no obligation to do so.

b.                                      Bonus.  In addition to his Base Salary, Executive shall be eligible to receive an annual cash performance bonus of between 50% (the “Minimum Annual Bonus”) and 150% of his Base Salary (collectively, the “Bonus”) for each calendar year ending during the Term of Employment if, and to the extent that, Executive remains employed by the Company on the last day of such calendar year and corporate performance objectives established by the Board are achieved, as determined by the Board or a committee thereof in its sole discretion.  Factors that shall be taken into account in determining the amount of Executive’s Bonus shall include the performance of the Company relative to its competitors, Executive’s success in recruiting senior executives and other key employees, whether the Company is successful in re-establishing operations in Atlantic City, New Jersey and the Executive’s performance in connection with the Company’s restructuring.

c.                                       Payment of Bonus.  Payment of the Bonus shall be made as soon as practicable after the end of the calendar year during which such Bonus is earned, but in any event during the calendar year following the calendar year to which such Bonus relates.

d.                                      Benefits.  Executive shall be eligible to participate in all Company benefit plans and programs as are generally available for its senior executives, and Executive’s benefits shall be based on the terms of the applicable plan as established by the Company from time to time.  Nothing in this Agreement shall restrict the Company’s ability to change or terminate any or all of its employee benefit plans and programs from time to time; nor shall anything in this Agreement prevent any such change from affecting Executive.

e.                                       Success Fee.  When a plan of reorganization that is confirmed by the Bankruptcy Court (the “Plan”) becomes effective (the “Plan Effective Date”) during Executive’s tenure as Chief Executive Officer of the Company, Executive shall be eligible to receive and shall be paid a one-time payment (the “Success Fee”), which shall be in an amount targeted to be between $750,000 and $1,500,000; provided, however, that if Executive is entitled to and has been or will be paid the Severance Benefit (as defined herein) and if Executive is terminated without Cause (under paragraph 4.a(iii) hereof) or Executive terminates his employment for Good Reason (under paragraph 4.a(v) hereof) within twelve months after the Plan Effective Date, Executive shall not be eligible to receive the Success Fee.  The Board shall determine the amount of the Success Fee in its sole discretion after taking into account the timing of the Company’s emergence from reorganization, the enterprise value of the Company upon such emergence and the

Board’s evaluation of the Executive’s performance in connection with the Company’s reorganization.  If Executive terminates employment due to his death or Disability, resigns his employment with Good Reason (as defined herein) or Executive’s employment is terminated by the Company without Cause (as defined herein), in each case, before the Plan Effective Date, Executive shall be entitled to receive payment of the Success Fee if the Plan Effective Date occurs within nine months after the date of termination of employment.  Executive shall not be entitled to all or any portion of the Success Fee if the Company terminates his employment for Cause or Executive resigns his employment without Good Reason before the Plan Effective Date.

4.                                      Termination

a.                                       Termination of Employment.  Executive’s employment may be terminated in accordance with this paragraph 4.  Any such termination of employment shall also terminate the Term of Employment.

(i)                                     Termination by the Company for Cause.  The Board may terminate Executive’s employment for Cause at any time after:

(1)                                  providing Executive with 15 business days’ advance written notice explaining the circumstances that justify the termination (a “Termination Notice”); and

(2)                                  except in the case of termination for an event covered by paragraph 4.a(ii)(2) hereof, providing Executive with the opportunity to appear before the Board prior to any vote to terminate Executive’s employment for Cause, which opportunity may occur during the 15-business-day notice period.

(ii)                                  “Cause” means any of the following:

(1)                                  Executive’s breach of any material term of this Agreement that is not corrected within 10 days after delivery of a Termination Notice to Executive with respect to such breach;

(2)                                  Executive’s commission of, or formal prosecutorial charge or indictment alleging commission of, a felony or any crime of similar status, any crime involving fraud, or any crime involving moral turpitude (other than motor vehicle related) (it being agreed that in the case of a crime involving moral turpitude, only to the extent such crime materially and adversely affects the business, standing or reputation of the Company or any other member of the Group);

(3)                                  Executive’s breach of fiduciary duty to the Company or any other member of the Group that has any material and adverse impact on the Company that is not corrected within 10 days after delivery of a Termination Notice to Executive with respect to such breach;

(4)                                  Executive’s misappropriation of funds or material property of the Company or any other member of the Group;

(5)                                  Executive’s refusal to follow the lawful directives of the Board without a materially valid business justification that is not corrected within 10 days after delivery of a Termination Notice to Executive with respect to such refusal;

(6)                                  Executive’s fraud related to the Company;

(7)                                  Executive’s material dishonesty, disloyalty, gross negligence, or willful misconduct, where such dishonesty, disloyalty, gross negligence, or willful misconduct is reasonably likely to result, in substantial and material damage to the Company or any other member of the Group and that is not corrected within 10 days after delivery of a Termination Notice to Executive with respect to such event;

(8)                                  Executive’s willful and material violation of any of the Company’s code of conduct or employment policies that is not corrected within 10 days after delivery of a Termination Notice to Executive with respect to such violation;

(9)                                  Executive’s material violation of any federal, state, or local laws that could result in a direct or indirect financial loss to the Company or any other member of the Group or damage the reputation of the Company or any other member of the Group;

(10)                            any Approval (as defined herein) that Executive is required to hold to perform any of his duties or responsibilities for the Company or its subsidiaries is terminated and/or suspended by any Gaming Authority (as defined herein); or

(11)                            Executive shall otherwise have failed to comply in any material respect with paragraph 16 hereof.

For the definition of “Cause,” no act or omission by the Executive will be “willful” unless it is made by him in bad faith or without a reasonable belief that his act or omission was in the best interests of the Company or the Group.  Any act, or failure to act, based upon the advice of counsel to the Company or any member of the Group shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Group.

(iii)                               Termination by the Company without Cause.  Upon at least 15 days’ prior written notice to Executive, the Company may terminate Executive’s employment under this Agreement for any reason other than (1) Cause or (2) due to Executive’s death or Disability, in which case the Company is obligated to pay Executive in accordance with paragraph 4.b hereof.

(iv)                              Death or Disability.  Executive’s employment by the Company will immediately terminate upon Executive’s death and at the option of either Executive or the Company, exercisable upon written notice to the other party, may terminate upon the Executive’s Disability.  For purposes of this Agreement, “Disability” will occur if (1) Executive becomes eligible for benefits under a long-term disability policy provided by the Company, if any, or (2) Executive has become unable, due to physical or mental illness or incapacity, to substantially perform the essential duties of his employment with reasonable accommodation for a period of 90 days or an aggregate of 180 days during any consecutive 12 month period, as determined by an independent physician approved by the Company and Executive.

(v)                                 Termination by Executive for Good Reason.  Executive may terminate his employment for Good Reason within 90 days of the occurrence of an event constituting Good Reason.  “Good Reason” shall mean the occurrence, during the Term of Employment, of any of the following actions or failures to act, but in each case only if it is not consented to by Executive in writing:  (1) a material adverse change in Executive’s duties, reporting responsibilities, titles, or elected or appointed offices as in effect immediately prior to the effective date of such change; (2) any material reduction or material failure to pay when due the Executive’s Base Salary, Minimum Annual Bonus, or Success Fee; (3) the Company’s breach of any material term of this Agreement that is not corrected within 10 days after delivery of a notice to the Company with respect to such breach; or (4) the failure of the Company to obtain the assumption in writing of this Agreement by any successor to, or an acquirer of, all or substantially all of the assets of the Company on or prior to a merger, consolidation, sale or similar transaction; provided, however, that Executive first notifies the Company in writing of an occurrence constituting Good Reason within 60 days of the occurrence thereof and the Company fails to cure such occurrence within 30 days of such notice.  For purposes of this definition, none of the actions described in clauses (1) through (4) of this paragraph 4.a(v) shall constitute “Good Reason” with respect to Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 10 days after receipt of written notice thereof given by Executive.

(vi)                              Termination by Executive without Good Reason.  Executive may terminate his employment under this Agreement without Good Reason upon at least 30 days’ prior written notice to the Company.

b.                                      Consequences of Termination of Employment.

(i)                                     Termination by the Company without Cause or by Executive for Good Reason.  Executive shall be entitled to and shall receive the severance benefits described in this paragraph 4.b(i) if Executive’s employment is terminated without Cause (under paragraph 4.a(iii) hereof) or Executive terminates his employment for Good Reason (under paragraph 4.a(v) hereof) in the amount of $2,000,000, which shall be reduced to $1,000,000 in the event that the “OpCo Debtors” do not exit bankruptcy by October 31, 2009 (the “Severance Benefit”); provided that if such Severance Benefit becomes due before the Plan Effective Date, the Company shall be obligated to pay the maximum amount that may be provided at such time in accordance with section 503(c)(2) of the Bankruptcy Code (as conclusively determined by the Bankruptcy Court for the District of Delaware), which shall be paid over the one-year period commencing on Executive’s termination of employment in ratable installments in accordance with the Company’s payroll practices in effect on Executive’s date of termination or as agreed between the Company and Executive, subject to paragraph 4.b(v) and paragraph 18.c hereof and to the extent permitted by Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”); provided, however, that if Executive has been paid the Success Fee and if Executive is terminated without Cause (under paragraph 4.a(iii) hereof) or Executive terminates his employment for Good Reason (under paragraph 4.a(v) hereof) within twelve months after the Plan Effective Date, the amount of the Severance Benefit shall be reduced by the amount of the Success Fee paid to Executive.  In addition and in any event, for a period of one year following the date of such termination of Executive’s employment from the Company described in this paragraph 4.b(i), the Company shall at its sole cost and expense (but disregarding any individual tax liability of Executive), and at the election of COBRA by Executive, provide Executive (and his spouse and eligible dependents) with group health benefits substantially similar to those benefits that Executive (and his spouse and eligible dependents) were receiving immediately before his termination (which may at the Company’s election be pursuant to reimbursement of the applicable COBRA premium).  Such coverage shall be provided to Executive as COBRA benefits and shall terminate prior to the end of the one-year period if Executive, his spouse or eligible dependents are no longer eligible for COBRA coverage.  To the extent possible, the benefits under this paragraph 4.b(i) shall be made in a manner that is tax efficient for the Executive so long as there is no adverse tax consequences to the Company.  If Executive receives the benefits set forth in this paragraph 4.b(i), Executive shall not be eligible for severance benefits from any other plan, program, or policy of the Company then in effect.

(ii)                                  Death or Disability.  In the event of termination of Executive’s employment due to death or Disability (under paragraph 4.a(iv) hereof), Executive shall be entitled to receive (in addition to any other payments specifically contemplated in this Agreement) a pro rata portion of his Minimum Annual Bonus for the portion of the calendar year before the date of termination of employment, as promptly as practicable and in no event later than the date set forth in paragraph 3.c hereof; but Executive shall not be eligible to receive any severance benefit under this paragraph 4.b.  Executive’s eligibility (if any) to receive a severance or retirement benefit under any other severance or retirement plan or program maintained by the Company shall be determined by the terms of that plan or program as in effect on his termination date.

(iii)                               Termination for Cause or Voluntary Termination.   If the Company terminates Executive’s employment for Cause (under paragraph 4.a(i) hereof), or if Executive terminates his employment without Good Reason (under paragraph 4.a(vi) hereof), Executive shall not be eligible to receive any severance benefit under this paragraph 4.b.  Executive’s eligibility (if any) to receive a severance or retirement benefit under any other severance or retirement plan or program maintained by the Company shall be determined by the terms of that plan or program as in effect on his termination date.  The foregoing shall not limit the remedies available to the Group, at law or in equity, for any loss or other injury caused directly or indirectly by Executive.

(iv)                              Earned but Unpaid Bonus.  In addition to any other amounts owed to Executive under this paragraph 4.b, if the Company terminates the Executive’s employment for any reason other than Cause or if Executive terminates employment after December 31 of any year, Executive shall be entitled to receive any Bonus earned by Executive for the preceding year but not yet paid as of the termination date as calculated in accordance with paragraph 3.b and paid as set forth in paragraph 3.c hereof.

(v)                                 Release.  Executive shall forfeit his right to the payments set forth in this paragraph 4 unless a general release of claims covering all liability (other than Executive’s rights under this Agreement and any indemnification arrangement of the Company with respect to Executive) against the Group and any of their respective past or present directors, officers, employees, shareholders, controlling persons, or agents of the Group is executed and delivered to the Company (and is no longer subject to revocation, if applicable) within 60 days of Executive’s termination of employment.  This agreement will be substantially in the form attached hereto as Exhibit A.

5.                                      Restrictive Covenants.

a.                                       Non-Competition.  During the Term of Employment, Executive shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected with any casino licensee or casino applicant in or within a 250 mile radius of any casino owned, operated, or managed by the Company or any subsidiary or affiliate thereof (a “Competitive Enterprise”), nor shall Executive receive compensation from any other company or business during the Term of Employment unless the arrangement giving rise to such compensation has been (i) disclosed to and approved by the Board in advance or (ii) is otherwise permitted by the terms of this Agreement.  Executive may invest in any Competitive Enterprise, provided that Executive and his immediate family members (as defined in Section 1361(c)(B) of the Internal Revenue Code) do not own collectively more than three percent of the voting securities of any such entity during the Term of Employment.

b.                                      Use and Disclosure of Proprietary Information.

(i)                                     Definition of Proprietary Information.  “Proprietary Information” means confidential or proprietary information, knowledge, or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets, and technical know-how, (2) any other matter relating to the Group, (3) any matter relating to clients of the Group or other third parties having relationships with the Group and (4) any confidential information from which the Group derives business advantage or economic value.  Proprietary Information includes (1) the names, addresses, phone numbers, buying habits and preferences, and other information concerning clients and prospective clients of the Group, and (2) information and materials concerning the personal affairs of employees of the Group.  In addition, Proprietary Information may include information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement.  Proprietary Information does not include information that was or becomes generally available to the public, other than as a result of a disclosure by Executive, directly or indirectly.

(ii)                                  Acknowledgements.  Executive acknowledges that he will obtain or create Proprietary Information in the course of Executive’s involvement in the Group’s activities and may already have Proprietary Information.  Executive agrees that the Proprietary Information is the exclusive property of the Group.  In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the prohibition of unfair competition or the protection of trade secrets, confidential business information, and other confidential information.

(iii)                               During Employment.  Executive will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.

(iv)                              Post-Employment.  After the termination of Executive’s employment, Executive will not use or disclose any Proprietary Information for any purpose.  For the avoidance of doubt, but without limitation of the foregoing, after termination of Executive’s employment, Executive will not directly or indirectly use Proprietary Information from which the Group derives business advantage or economic benefit to solicit, impair, or interfere with, or attempt to solicit, impair, or interfere with, any person or entity, who, at the time of the termination of Executive’s employment, is then a customer, vendor, or business relationship of the Group (or who Executive knew was a potential customer, vendor, or business relationship of the Company within the six months prior to the termination of his Employment).

c.                                       Non-Solicitation of Employees.  During the Term of Employment and for a 12 month period after termination of Executive’s employment, Executive will not directly or indirectly solicit or attempt to solicit anyone who, at the time of the termination of Executive’s employment, is then a Service Provider (as defined herein) or who was a Service Provider within the six months prior to the termination of his Employment to resign from service with the Group or to apply for or accept service with any company or other enterprise.  For this purpose, a “Service Provider” means an employee, consultant, independent contractor, or similar representative of any member of the Group.

d.                                       Non-Disparagement.  During and after Executive’s employment with the Company, the parties mutually covenant and agree that neither will directly or indirectly disparage the other, or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees, or former employees of the Company, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of the other party.  Nothing herein shall be deemed to constrain either party’s cooperation in any Board-authorized investigation or governmental action.

e.                                       Work Product.  Executive agrees that any work, invention, innovation, idea, or report that Executive produces or that results from or is suggested by the work Executive performs on behalf of the Group is a “work for hire” and will be the sole property of the Company. (Such work, invention, innovation, ideas, and reports are referred to herein as the “Work”). Executive will promptly communicate to the Company, in writing when requested, all Work that is conceived or developed by Executive, alone or with others, at any time while Executive is employed by the Company. The foregoing applies whether or not the Work was conceived or performed during business hours or on or using the Company’s equipment. Both during and after termination of Executive’s employment, Executive agrees to sign any documents that the Company deems necessary or appropriate to confirm its ownership of the Work, and Executive agrees to otherwise cooperate with the Company in order to allow the Company to take full advantage of the Work as the Company may require. This may include assisting the Company in obtaining patents, copyrights, or other legal protection of the Work for the Company’ s benefit (although the Work will be the exclusive property of the Company, whether or not patented or copyrighted).

6.                                      Employment Taxes.

All payments and other compensation under this Agreement shall be subject to withholding of the applicable income and employment taxes.

7.                                      Payment of Professional Fees and Expenses

The Company shall promptly pay all professional fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement and any related agreements, including the fees and expenses of his counsel and other professionals.

8.                                      Nonduplication of Benefits.

No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Executive is already entitled to receive under a compensation or benefit plan, program, or other arrangement maintained by the Company.

9.                                      Indemnification.

To the fullest extent permitted by applicable law and its constituent documents (including its limited liability company agreement), the Company shall provide indemnification for Executive against any and all damages, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative, or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative, or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director, or employee, as the case may be, of the Group, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company (excluding any action in which Executive’s interests are adverse to those of the Company or any of its affiliates).  Executive shall be covered by any director and officer’s liability insurance policy maintained by the Company.

10.                               Successors.

Any successor to the Company or to all or substantially all of the Company’s business and/or assets (whether a direct or indirect successor, and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) shall assume the obligations under this Agreement.  In case of any succession, the term “Company” shall refer to the successor.  The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

11.                               No Third-Party Beneficiaries.

Except as provided in paragraph 10 hereof, nothing in this Agreement may confer upon any person or entity not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

12.                               No Duty to Mitigate.

Executive shall not be required to seek new employment or otherwise to mitigate the payments contemplated by this Agreement.  The payments contemplated by this Agreement shall not be reduced by earnings that Executive may receive from any other source; provided, however, that COBRA payments may cease in accordance with the provisions of this Agreement.

13.                               Notice.

Notices and other communications between the parties to this Agreement shall be delivered in writing and shall be deemed to have been given when personally delivered or on the third business day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid.

a.                                       Notices and other communications to Executive shall be addressed to Executive, at the most recent home address that he provided in writing to the Company.

b.                                      Notices and other communications to the Company shall be addressed to the Company’s corporate headquarters, to the attention of the Company’s Secretary.

14.                               Waiver and Amendments.

No provision of this Agreement may be modified, waived, or discharged, unless the modification, waiver, or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company (other than Executive).  Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at anyone time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.

15.                               Ability to Enter this Agreement.

Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of Executive’s services hereunder will conflict with or result in a breach of any employment or other agreement to which Executive is a party or by which Executive might be bound or affected.  Executive further represents and warrants that Executive has full right, power, and authority to enter into and carry out the provisions of this Agreement.

16.                               Gaming Approvals.

Executive hereby represents that Executive presently holds, or, that Executive shall use Executive’s best efforts promptly to apply for, obtain and hold, each qualification, license, or suitability determination (each, an “Approval”) required by any gaming commission, council, authority, or similar governing body (each such governing body, a “Gaming Authority”) in connection with Executive’s employment as an executive officer of the Company.  Executive hereby agrees to use Executive’s best efforts to renew any Approval should such renewal be required in order for Executive to discharge the duties of an executive officer of the Company in accordance with applicable law or any applicable gaming regulations.

17.                               Remedy at Law Inadequate.

Executive acknowledges that a remedy at law for any breach or attempted breach of the covenants described in paragraph 5 hereof will be inadequate and agrees that the Group shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

18.                               Section 409A Compliance.

a.                                       The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

b.                                      A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death.  Upon the expiration of such delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.                                       Notwithstanding anything else contained herein, to the extent that any payments or benefits are subject to a release agreement contemplated by paragraph 4.b(v) hereof and such release is executed and delivered and no longer subject to revocation as provided in said paragraph 4.b(v), then the following shall apply:

(i)                                     To the extent that any cash payment or continuing benefit conditioned on the execution of the release is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii)                                  To the extent that any such cash payment or continuing benefit conditioned on the execution of the release is “nonqualified deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

d.                                      For purposes of this Agreement, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

e.                                       For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.                                         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

19.                               Choice of Law.

This Agreement (including its validity, interpretation, construction, and performance) shall be governed by the laws of the State of New York, without regard to any concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.  In the event of any dispute or controversy arising out of or relating to this Agreement, the parties hereto mutually and irrevocably consent, and waive any objection, to the exclusive jurisdiction and venue of (a) before the Plan Effective Date, the Bankruptcy Court for the District of Delaware, and (b) after the Plan Effective Date, any federal or state court in the State of Nevada.  The Company shall promptly reimburse Executive for reasonable legal fees or other expenses incurred in any dispute regarding the interpretation or validity of this Agreement if Executive substantially prevails on any material issue involved in such dispute.

20.                               Section Headings.

All headings in this Agreement are inserted for convenience only.  Headings do not constitute a part of the Agreement and may not affect the meaning or interpretation of any term or other provision of this Agreement.

21.                               Severability and Reformation.

Each substantive provision of this Agreement is a separate agreement, independently supported by good and adequate consideration, and is severable from the other provisions of the Agreement.  If a court of competent jurisdiction determines that any term or provision of this Agreement is unenforceable, then the other terms and provisions of this Agreement shall remain in full force and effect, and the unenforceable terms or provisions shall be equitably modified to the extent necessary to achieve the underlying purpose in an enforceable way.

22.                               Whole Agreement.

This Agreement reflects the entire understanding and agreement between the Company and Executive regarding Executive’s employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements, whether oral or written, relating to Executive’s employment with the Company for the Term of Employment.  The respective rights and obligations of the parties to this Agreement shall survive the termination of Executive’s employment to the extent necessary to give such rights and obligations their intended effect.  Notwithstanding anything to the contrary contained herein, this Agreement is entered into subject to, and is qualified in its entirety by, the requirements of any applicable gaming law or regulation or any determination reached by an applicable Gaming Authority.  This Agreement shall be of no force or effect if it is determined to contravene any applicable gaming law or regulation, in which event such Agreement shall be void ab initio.

23.                               Bankruptcy Court Approval

The effectiveness of this Agreement is conditioned on approval of the Bankruptcy Court for the District of Delaware.

24.                               Survival.

The provisions of paragraphs 5, 9, 10, 11, 12, 13, 14, 17, 19, 21, 22 and 25 hereof, this paragraph 24, and the Company’s obligation to make payments required by this Agreement shall survive the termination of Executive’s employment and the termination or expiration of this Agreement.

25.                               Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

*                                      *                                      *

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on January 22, 2009.

TROPICANA ENTERTAINMENT HOLDINGS, LLC		SCOTT C. BUTERA

By:	/s/ Richard Baldwin	By:	/s/ Scott C. Butera
Name:	Richard Baldwin	Name:
Title:	Chief Financial Officer	Title:

Exhibit A

Form of Release